Exhibit 99.2

Flame Acquisition Corp. Announces Closing
of $287.5 Million Initial Public Offering

March 1, 2021

Houston, TX -- (BUSINESS WIRE) -- Flame Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 28,750,000 units, which included the full exercise of the underwriters’ over-allotment option, at a price of $10.00 per unit, resulting in gross proceeds of $287,500,000. The units began trading on The New York Stock Exchange (“NYSE”) under the ticker symbol “FLME.U” on February 25, 2021. Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to certain adjustments. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “FLME” and “FLME.WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Cowen and Intrepid Partners served as joint book-running managers for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Cowen, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, telephone at (833) 297-2926, email at PostSaleManualRequests@broadridge.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on February 24, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Flame Acquisition Corp.

Flame Acquisition Corp., led by James C. Flores, is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the energy industry in North America.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement, as amended from time to time, and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Any forward-looking statement in this press release speaks only as of the date of this press release. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by applicable securities laws.

Investor Contact:
Caldwell Flores

Email: Cflores@flameacq.com